EXHIBIT 2

From the desk of Carlos Rodriguez

Dear Associates:

I wanted to provide you with an update regarding the activist hedge fund Pershing Square’s investment in ADP and its recent nomination of three candidates to the ADP Board of Directors. The Board met with Pershing Square last week and has carefully reviewed its director candidates and other proposals. After considering all of this input, the Board and management team remain confident that ADP has the right corporate strategy – and the right Board of Directors – in place to continue to transform our technology, improve our service offering, and pursue growth opportunities at an aggressive yet responsible pace, all of which will enable us to continue to meet our clients’ evolving needs.

At our Annual Meeting on November 7, 2017, ADP shareholders will vote on whether to re-elect ADP’s 10 director nominees or to elect Pershing Square’s three nominees, none of whom we believe would bring additive skills or experience to our board. Over the next several weeks, we will be communicating frequently with ADP shareholders to strongly encourage them to re-elect the existing board.

Today, we launched voteADP.com, a public website designed to educate ADP shareholders on the transformative and ongoing progress we have made – through your great efforts – to simplify, innovate and grow our company. Ours is a fantastic story of success over a sustained period, and I am incredibly proud to share it. We encourage associates to visit the website and review the materials that will be posted there, including public letters to shareholders and a presentation outlining how ADP is driving superior results through market leadership and continuous innovation. It is especially important for you to review these materials if you are an ADP shareholder, as your vote will be critical to ensuring our success no matter how many shares you own.

In addition to the public website, I want to remind you that you can visit the Associate Portal page dedicated to addressing your most frequently asked questions about this situation. I also want to remind you to refrain from commenting publicly, including on social media, about this matter or our financial or operating performance.

As I’ve noted before, we can expect continued press coverage of Pershing Square’s campaign over the next several weeks. It is critically important that we do not let this distract us from our focus on our Win as One goals. I remain confident that ADP is on the right course and our future is bright, and I will keep you updated as new developments occur. As always, thank you for your continued focus and dedication to ADP.

Best regards,
Carlos

ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.